Exhibit (a)(1)(i)

                           OFFER TO PURCHASE FOR CASH

                                       BY

                          ADVANCED NUTRACEUTICALS, INC.

                                       OF

                   UP TO 1,058,823 SHARES OF ITS COMMON STOCK

                             AT $4.25 NET PER SHARE

        THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
       NEW YORK CITY TIME, ON AUGUST 25, 2005, UNLESS THE TENDER OFFER IS
                                    EXTENDED

     Advanced Nutraceuticals, Inc., which we refer to herein as ANI or the Company, is offering to purchase for cash up to 1,058,823 shares of its common stock, par value $0.01 per share, at a purchase price of $4.25 per share, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $0.01 per share, of ANI.

     Only shares properly tendered and not properly withdrawn will be purchased, on the terms and subject to the conditions of the tender offer. However, because of the "odd lot" priority, proration and conditional tender provisions described in this document, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. To tender shares, you must properly complete and sign the letter of transmittal.

     We reserve the right, in our sole discretion, to purchase more than 1,058,823 shares in the tender offer, subject to applicable law and the approval of our senior lender. 1,058,823 shares represents approximately 19% of our outstanding shares.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

     Our shares are listed and traded on the Over-The-Counter Bulletin Board System under the symbol "ANII.OB." On July 25, 2005, the last trading day prior to the commencement of the tender offer, the closing price of our shares on the OTC Bulletin Board was $3.51 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER TO TENDER YOUR SHARES. SEE
SECTION 8.

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY INTEND TO TENDER SOME OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.

     Questions and requests for assistance may be directed to Corporate Stock Transfer, the depositary for the tender offer or to the Company, at their respective addresses and telephone numbers set forth on the back cover page of this offer to purchase. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery, or any document incorporated herein by reference, may be directed to the depositary.

                                    IMPORTANT

     If you wish to tender all or any part of your shares and your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person. If you hold your shares in your own name and wish to tender shares, you should either (1) complete and sign a letter of transmittal, or a facsimile of it, according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Corporate Stock Transfer, the depositary for the tender offer, and mail or deliver the share certificates to the depositary together with any other documents required by the letter of transmittal, or (2) tender the shares according to the procedure for book-entry transfer described in Section 3. You may also request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you wish to tender shares and (1) your share certificates are not immediately available or cannot be delivered to the depositary, (2) you cannot comply with the procedure for book-entry transfer, or
(3) your other required documents cannot be delivered to the depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

     The tender offer is not being made to holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this document. We have included references to the sections of this document where you will find a more complete discussion. We urge you to read the entire document and the related letter of transmittal.

Who is offering to purchase my shares?............  ANI is offering to purchase shares of its common stock
                                                    in a self-tender offer.

What will the purchase price for the shares?......  Stockholders whose shares are purchased in the tender
                                                    offer will be paid $4.25 per
                                                    share in cash, without
                                                    interest, promptly after the
                                                    expiration of the tender
                                                    offer.  We will not pay
                                                    interest on the purchase
                                                    price, even if there is a
                                                    delay in making payment.
                                                    See Section 1.

How many shares will ANI purchase?................  We will purchase up to
                                                    1,058,823 shares validly
                                                    tendered in the tender
                                                    offer, or such fewer number
                                                    of shares as are properly
                                                    tendered and not properly
                                                    withdrawn prior to the
                                                    expiration date.  1,058,823
                                                    shares represents
                                                    approximately 19% of our
                                                    outstanding common stock.
                                                    We also expressly reserve
                                                    the right to purchase up to
                                                    an additional 109,680 shares
                                                    (representing 2% of our
                                                    outstanding shares) without
                                                    amending or extending the
                                                    offer subject to the
                                                    approval of our senior
                                                    lender. As of July 22, 2005,
                                                    there were 5,483,998 shares
                                                    issued and outstanding. See
                                                    Section 1.  The tender offer
                                                    is not conditioned on any
                                                    minimum number of shares
                                                    being tendered.  See
                                                    Section 7.

Why is ANI making the tender offer?..............   We believe that the tender
                                                    offer is a prudent use of
                                                    our financial resources
                                                    given our business profile,
                                                    assets and current market
                                                    price, and that investing in
                                                    our own shares is an
                                                    attractive use of capital
                                                    and an efficient means to
                                                    provide value to our
                                                    stockholders.  The tender
                                                    offer also will provide
                                                    increased liquidity to
                                                    holders of shares and the
                                                    opportunity for holders to
                                                    sell shares without the
                                                    usual transaction costs
                                                    associated with open market
                                                    sales, such as trading
                                                    commissions.  See Section 2.

How will ANI pay for the shares?.................   Assuming we purchase
                                                    1,058,823 shares in the
                                                    tender offer for $4.25 per
                                                    share, $4,500,000 will be
                                                    required to purchase such
                                                    shares.  We plan to purchase
                                                    shares tendered in the
                                                    tender offer, and to pay
                                                    related fees and expenses,
                                                    by borrowing up to
                                                    $4,500,000 under an
                                                    amendment to our existing
                                                    loan facility that we have
                                                    recently finalized with our
                                                    senior lender in
                                                    anticipation of this tender
                                                    offer.  In the event we
                                                    elect to increase the size
                                                    of the tender offer, we will
                                                    be required to obtain the
                                                    consent of our senior lender
                                                    and use available working
                                                    capital to purchase such
                                                    additional shares.  See
                                                    Sections 9.

How long do I have to tender my shares?..........   You may tender your shares
                                                    until the tender offer
                                                    expires.  The tender offer
                                                    will expire on August 25,
                                                    2005, at 5:00 p.m., New York
                                                    City time, unless we extend
                                                    it.  See Section 1.  We may
                                                    choose to extend the tender
                                                    offer for any reason.
                                                    See Section 14.

How will I be notified if ANI extends the
tender offer?....................................   We will issue a press
                                                    release by 9:00 a.m., New
                                                    York City time, on the
                                                    business day after the
                                                    scheduled expiration date if
                                                    we decide to extend the
                                                    tender offer. See Section
                                                    14.

What will happen if I do not tender my shares?....  Upon the completion of the tender offer, non-tendering
                                                    stockholders will realize a
                                                    proportionate increase in
                                                    their relative ownership
                                                    interest in us and thus in
                                                    our future earnings and
                                                    assets, subject to our right
                                                    to issue additional shares
                                                    of common stock and other
                                                    equity securities in the
                                                    future.  Because our number
                                                    of outstanding shares will
                                                    be reduced as a result of
                                                    the tender offer,
                                                    non-tendering stockholders
                                                    may face reduced liquidity
                                                    for their shares in the
                                                    future.  See Section 2.

Are there any conditions to the tender offer?.....  Yes.  Our obligation to accept and pay for your
                                                    tendered shares has a number
                                                    of conditions, including
                                                    the following (any of which
                                                    may be waived by ANI):

                                                    -    ANI shall have received
                                                    a credit facility to enable
                                                    it to purchase the full
                                                    amount, or an acceptable
                                                    portion (in ANI's sole
                                                    discretion) of the purchase
                                                    price for the tendered
                                                    shares prior to the
                                                    expiration of the tender
                                                    offer on terms satisfactory
                                                    to ANI. - No legal action
                                                    shall be pending, or shall
                                                    have been threatened or
                                                    taken, that might adversely
                                                    affect the tender offer.

                                                    -    No commencement or
                                                    escalation of a war, armed
                                                    hostilities or other
                                                    international or national
                                                    calamity, including, but not
                                                    limited to, an act of
                                                    terrorism.

                                                    -    No significant decrease
                                                    in the price of our common
                                                    stock or in the price of
                                                    equity securities generally
                                                    and no adverse changes in
                                                    the U.S. stock markets or
                                                    credit markets shall have
                                                    occurred during the tender
                                                    offer.

                                                    -    No one shall have
                                                    proposed, announced or made
                                                    a tender or exchange offer
                                                    (other than this tender
                                                    offer), merger, business
                                                    combination or other similar
                                                    transaction involving us.

                                                    -    No one (including
                                                    certain groups) shall have
                                                    acquired, or proposed to
                                                    acquire, beneficial
                                                    ownership of more than 5% of
                                                    the outstanding shares
                                                    (other than anyone who
                                                    publicly disclosed such
                                                    ownership in a filing with
                                                    the Securities and Exchange
                                                    Commission prior to
                                                    August 25, 2005).

                                                    -    No new group shall have
                                                    been formed that
                                                    beneficially owns more than
                                                    5% of the outstanding
                                                    shares.

                                                    -    No one shall have filed
                                                    a Notification and Report
                                                    Form under the Hart-Scott-
                                                    Rodino Antitrust
                                                    Improvements Act of 1976,
                                                    or made a  public
                                                    announcement reflecting an
                                                    intent to acquire us or any
                                                    of our subsidiaries or any
                                                    of our respective assets or
                                                    securities.

                                                    -    No material adverse
                                                    change in our business,
                                                    condition (financial or
                                                    otherwise), assets, income,
                                                    operations, prospects or
                                                    stock ownership shall have
                                                    occurred during the tender
                                                    offer. See Section 7.

How do I tender my shares?......................    To tender your shares, the
                                                    following must occur prior
                                                    to 5:00 p.m., New York City
                                                    time, on by August 25, 2005,
                                                    unless the tender offer is
                                                    extended:

                                                    -    you must deliver your
                                                    share certificate(s) and a
                                                    properly completed and
                                                    signed letter of transmittal
                                                    to the depositary at the
                                                    address appearing on the
                                                    back cover page of this
                                                    document; or

                                                    -    the depositary must
                                                    receive a confirmation of
                                                    receipt of your shares by
                                                    book-entry transfer and a
                                                    properly completed and
                                                    signed letter of
                                                    transmittal, or in the case
                                                    of a book-entry transfer,
                                                    an "agent's message"; or

                                                    -    you must comply with
                                                    the guaranteed delivery
                                                    procedure.

                                                    If your shares are held
                                                    through a broker, dealer,
                                                    commercial bank, trust
                                                    company or other nominee you
                                                    must request such broker,
                                                    dealer, commercial bank,
                                                    trust company or other
                                                    nominee to effect the
                                                    transaction for you.
                                                    See Section 3 and the
                                                    instructions to the related
                                                    letter of transmittal.

Once I have tendered shares in the tender offer,
can I withdraw my tender?.......................    You can withdraw any shares
                                                    you have tendered at any
                                                    time before 5:00 p.m., New
                                                    York City time, on August
                                                    25, 2005, unless we extend
                                                    the tender offer, in which
                                                    case you can withdraw
                                                    tendered shares until the
                                                    tender offer, as so
                                                    extended, expires.
                                                    See Section 4.

How do I withdraw shares I previously tendered?..   You must deliver, on a
                                                    timely basis, a written or
                                                    facsimile notice of your
                                                    withdrawal to the depositary
                                                    at the address appearing on
                                                    the back cover page of this
                                                    document.  Your notice of
                                                    withdrawal must specify your
                                                    name, the number of shares
                                                    to be withdrawn and the name
                                                    of the registered holder of
                                                    those shares.  Some
                                                    additional requirements
                                                    apply if the share
                                                    certificates to be withdrawn
                                                    have been delivered to the
                                                    depositary or if your shares
                                                    have been tendered under the
                                                    procedure for book-entry
                                                    transfer set forth in
                                                    Section 3.  See Section 4.

Has ANI or its board of directors adopted a
position on the tender offer?...................    Our board of directors has
                                                    approved the  tender offer;
                                                    however, neither ANI nor our
                                                    board of directors makes
                                                    any recommendation to you as
                                                    to whether you should tender
                                                    your shares.  You must make
                                                    your own decision as to
                                                    whether to tender your
                                                    shares and, if so, how many
                                                    shares to tender.  See
                                                    Section 2.

Will ANI's directors and executive officers
tender shares in the tender offer?..............    Some of our directors and
                                                    executive officers have
                                                    advised us that they plan to
                                                    tender shares in the tender
                                                    offer.  See Section 11.

Following the tender offer, will ANI continue
as a public company?............................    We do not believe that our
                                                    purchase of shares in the
                                                    tender offer will cause our
                                                    remaining shares to be
                                                    delisted from the OTC
                                                    Bulletin Board or to cause
                                                    us to be eligible for
                                                    deregistration under the
                                                    Securities Exchange Act of
                                                    1934. It is a condition of
                                                    our obligation to purchase
                                                    shares pursuant to the
                                                    tender offer that there not
                                                    be any reasonable
                                                    likelihood, as determined by
                                                    us in our reasonable
                                                    judgment, that either of
                                                    these events will occur.
                                                    See Section 7.

What happens if more than the maximum number
of shares are tendered in the tender offer?.....    We will purchase tendered
                                                    shares in the following
                                                    order:

                                                    -    first, from all holders
                                                    of less than 100 shares (not
                                                    including any shares held in
                                                    the Advanced Nutraceuticals
                                                    1995 Stock Option Plan) who
                                                    properly tender all of their
                                                    shares and do not properly
                                                    withdraw them before the
                                                    expiration date;

                                                    -   second, after purchasing
                                                    the shares from all holders
                                                    of less than 100 shares,
                                                    from all other stockholders
                                                    who properly tender shares,
                                                    on a pro rata basis, if
                                                    necessary, subject to the
                                                    conditional tender
                                                    provisions described in
                                                    Section 6; and

                                                    -    third, only if we have
                                                    not purchased the maximum
                                                    number of shares in the
                                                    first two steps, from
                                                    holders who have tendered
                                                    shares subject to the
                                                    condition that a specified
                                                    minimum number of the
                                                    holder's shares be purchased
                                                    if any shares are purchased
                                                    as described in Section 6
                                                    (for which the condition was
                                                    not initially satisfied) by
                                                    random lot, to the extent
                                                    feasible. To be eligible for
                                                    purchase by random lot,
                                                    stockholders whose shares
                                                    are conditionally tendered
                                                    must have tendered all of
                                                    their shares.  Therefore, if
                                                    you tender shares on a
                                                    minimum conditional basis,
                                                    we may not purchase any of
                                                    your shares. See Sections
                                                    1 and 6.

When will ANI pay for the shares I
tender?..........................................   We will pay the purchase
                                                    price in cash for the shares
                                                    we purchase promptly after
                                                    the expiration of the tender
                                                    offer and the acceptance of
                                                    the shares for payment.  In
                                                    the event proration is
                                                    required, we do not expect
                                                    to be able to commence
                                                    payment for shares until
                                                    approximately five business
                                                    days after the expiration
                                                    date.  See Section 5.

What is the recent market price of my ANI
shares?..........................................   On July 25, 2005, the last
                                                    trading day prior to the
                                                    commencement of the tender
                                                    offer, the closing price of
                                                    our shares on the OTC
                                                    Bulletin Board was $3.51 per
                                                    share.  You are urged to
                                                    obtain current market
                                                    quotations for the shares
                                                    before deciding whether to
                                                    tender your shares.  See
                                                    Section 8.

How was the $4.25 per share purchase price
determined?......................................   In determining the purchase
                                                    price for the tender offer,
                                                    ANI's board of directors
                                                    gave predominant weight to
                                                    the recent trading price of
                                                    the shares during the past
                                                    year.  The board of
                                                    directors also considered
                                                    recent discussions that have
                                                    taken place on a non-binding
                                                    basis with third parties
                                                    concerning a possible sale
                                                    of the Company.

Will I have to pay brokerage commissions if
I tender my shares?..............................   If you are a registered
                                                    stockholder and you tender
                                                    your shares directly to the
                                                    depositary, you will not
                                                    incur any brokerage
                                                    commissions.  If you hold
                                                    shares through a broker or
                                                    bank, you should consult
                                                    your broker or bank to
                                                    determine whether
                                                    transaction costs are
                                                    applicable.  See Section 2.

What are the U.S. federal income tax
consequences if I tender my shares?..............   Generally, you will be
                                                    subject to U.S. federal
                                                    income taxation when you
                                                    receive cash from us in
                                                    exchange for the shares you
                                                    tender subject to your
                                                    personal holding period and
                                                    cost basis. In addition, the
                                                    receipt of cash for your
                                                    tendered shares will be
                                                    treated either as (1) a sale
                                                    or exchange eligible for
                                                    capital gains treatment, or
                                                    (2) a dividend.  Non-United
                                                    States holders are urged to
                                                    consult their tax advisors
                                                    regarding the application of
                                                    U.S. federal income tax
                                                    withholding and backup
                                                    withholding, including
                                                    eligibility for a
                                                    withholding tax reduction or
                                                    exemption, and the  refund
                                                    procedure.  See Section 13.

Will I have to pay any stock transfer tax if I
tender my shares?...............................    If you instruct the
                                                    depositary in the letter of
                                                    transmittal to make the
                                                    payment for the shares to
                                                    the registered holder, you
                                                    will not incur any stock
                                                    transfer tax. See Section 5.

Whom can I talk to if I have questions?.........    The depositary can help
                                                    answer your questions.  The
                                                    depositary is Corporate
                                                    Stock Transfer.  Their
                                                    contact information is set
                                                    forth on the back cover page
                                                    of this document.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this Offer to Purchase constitute forward-looking statements. These statements are not statements of historical fact. Forward-looking statements involve risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "would," "could," "believe," "expect," "anticipate," "estimate," "intend," "plan," "continue" or the negative of these terms or other comparable terms.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then actual results, levels of activity, performance or achievements could differ significantly from those expressed in, or implied by, the forward-looking statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking statements. All forward-looking statements attributable to us are expressly qualified by these cautionary statements. Our forward-looking statements in this offer to purchase include, but are not limited to, statements about trends and conditions in our industry, our business and growth strategy, and expanding our relationship with existing and new customers.

     IN ADDITION, PLEASE REFER TO OUR ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004, WHICH IS INCORPORATED BY REFERENCE HEREIN, FOR INFORMATION ON THESE AND OTHER RISK FACTORS. EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO MAKE ANY REVISIONS TO THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT OR TO UPDATE THEM TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE OF THIS DOCUMENT.

                                TABLE OF CONTENTS
                                                                            PAGE

SUMMARY TERM SHEET...........................................................iv

FORWARD-LOOKING STATEMENTS...................................................xi

THE TENDER OFFER............................................................  1

SECTION 1.   NUMBER OF SHARES; PRORATION......................................1

SECTION 2.   PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE
             TENDER OFFER; PLANS AND PROPOSALS................................3

SECTION 3.   PROCEDURES FOR TENDERING SHARES..................................5

SECTION 4.   WITHDRAWAL RIGHTS................................................8

SECTION 5.   PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.................9

SECTION 6.   CONDITIONAL TENDER OF SHARES....................................10

SECTION 7.   CONDITIONS OF THE TENDER OFFER..................................11

SECTION 8.   PRICE RANGE OF SHARES; DIVIDENDS................................12

SECTION 9.   SOURCE AND AMOUNT OF FUNDS......................................12

SECTION 10.  CERTAIN INFORMATION CONCERNING ANI..............................13

SECTION 11.  INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;
             TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.................15

SECTION 12.  LEGAL MATTERS; REGULATORY APPROVALS.............................17

SECTION 13.  U.S. FEDERAL INCOME TAX CONSEQUENCES............................18

SECTION 14.  EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT...........22

SECTION 15.  FEES AND EXPENSES...............................................22

SECTION 16.  MISCELLANEOUS...................................................23

                                THE TENDER OFFER

SECTION 1.   NUMBER OF SHARES; PRORATION

GENERAL.

     Upon the terms and subject to the conditions of the tender offer, ANI will purchase 1,058,823 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a purchase price of $4.25 per share in cash.

     The term "expiration date" means 5:00 p.m., New York City time, on August 25, 2005, unless ANI, in its sole discretion, extends the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by ANI, shall expire. See Section 14 for a description of ANI's right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, ANI may, and ANI expressly reserves the right to, purchase under the tender offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration, except for odd lots, and the conditional tender provisions. Except as described herein, withdrawal rights expire on the expiration date.

     If (1)(a) ANI increases or decreases the price to be paid for shares, (b) ANI increases the number of shares being sought in the tender offer by more than 2% of the outstanding shares, or (c) ANI decreases the number of shares being sought, and (2) the tender offer is scheduled to expire sooner than ten business days from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended for ten business days from the date that the notice is first published. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

     Only shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the odd lot priority, proration and conditional tender provisions of the tender offer, all of the shares tendered will not be purchased if more than the number of shares ANI seeks are properly tendered. All shares tendered and not purchased under the tender offer, including shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at ANI's expense promptly after the expiration date.

PRIORITY OF PURCHASES.

     Upon the terms and subject to the conditions of the tender offer, if greater than 1,058,823 shares, or such greater number of shares as ANI may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the expiration date, ANI will purchase properly tendered shares on the basis set forth below:

     (1) First, ANI will purchase all shares properly tendered and not properly withdrawn prior to the expiration date by any primary odd lot holder (as defined below) who:

          (a) tenders all shares owned beneficially or of record by that primary odd lot holder (tenders of fewer than all the shares owned by that primary odd lot holder will not qualify for this preference); and

          (b) completes the appropriate portion of the section entitled "Primary Odd Lots" in the related letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     (2) Second, subject to the conditional tender provisions described in
Section 6, ANI will purchase all other shares properly tendered and not properly withdrawn prior to the expiration date, on a pro rata basis.

     (3) Third, only if necessary to permit us to purchase 1,058,823 shares (or such greater number of shares as ANI may elect to purchase), ANI will purchase shares conditionally tendered (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

     As a result of the foregoing priorities applicable to the purchase of shares tendered, it is probable that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified minimum number of shares, none of those shares will be purchased.

ODD LOTS.

     For purposes of the tender offer, the term "odd lot" shall mean all shares properly tendered prior to the expiration date and not properly withdrawn by any person, referred to as a "primary odd lot holder," who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, odd lot holders must tender all shares owned beneficially or of record by such odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or share certificates representing fewer than 100 shares, or with respect to any shares subject to issuance upon exercise of options issued pursuant to the Advanced Nutraceuticals 1995 Stock Option Plan. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder's shares. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

PRORATION.

     If proration of tendered shares is required, ANI will determine the proration factor as soon as practicable following the expiration date. Proration for each stockholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, ANI does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date.

     As described in Section 13, the number of shares that ANI will purchase from a stockholder under the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder's decision whether or not to tender shares. The letter of transmittal affords each stockholder who tenders shares registered in such stockholder's name directly to the depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

SECTION 2. PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER; PLANS AND PROPOSALS.

PURPOSE OF THE TENDER OFFER.

     ANI's management and its board of directors have evaluated ANI's operations, strategy and expectations for the future and believe that the tender offer is a prudent use of ANI's financial resources given its business profile, assets and current market price. ANI believes that its current financial condition and debt capacity exceed the financial requirements of its business, including the capital requirements to improve its operations and fund its acquisition program as well as appropriate financial flexibility for general corporate purposes.

     ANI believes that the tender offer represents a mechanism to provide all stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of ANI's capital if they so elect. For stockholders not participating, the tender offer will increase their relative percentage interest in ANI and its future operations. As a result, the board of directors believes that investing in ANI's own shares in this manner is an attractive use of capital and an efficient means to provide value to stockholders. The tender offer also provides stockholders (particularly those with significant holdings) with an opportunity to obtain liquidity with respect to their shares, with potentially less disruption to the share price and the usual transaction costs associated with market sales.

     In determining the purchase price for the tender offer, ANI's board of directors gave predominant weight to the recent trading price of the shares during the past year. The board of directors also considered recent discussions that have taken place with third parties on a non-binding basis regarding a possible sale of the Company.

     After the tender offer is completed, ANI believes that its anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be adequate for its needs. Depending on the number of shares purchased in the tender offer, the result and prospects of ANI's business, prevailing economic and market conditions and the market price of the shares, ANI may continue its repurchase program subsequent to the termination of the tender offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, referred to herein as the "Exchange Act," prohibits ANI and its affiliates from purchasing any shares, other than in the tender offer, until at least 10 business days after the expiration date.

     Neither ANI nor the ANI board of directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares. ANI has not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the tender offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender.

     ANI's directors and executive officers and their respective affiliates, who hold an aggregate of 4,031,712 shares, have advised ANI that they intend to tender an aggregate of 2,496,724 shares in the tender offer. Such intentions by these individuals may be subject to change during the tender period based upon factors such as the level of shares being tendered and the holder's financial decisions at the time. See Section 11.


CERTAIN EFFECTS OF THE TENDER OFFER.

     Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in ANI and thus in ANI's future earnings and assets, subject to ANI's right to issue additional shares of common stock and other equity securities in the future. Stockholders may be able to sell non-tendered shares in the future on the OTC Bulletin Board or otherwise, at a net price higher or lower than the purchase price in the tender offer.

     Shares that ANI acquires pursuant to the tender offer will be retired.

     The purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of ANI stockholders. Assuming ANI acquires 1,058,823 shares in the tender offer, 4,434,770 shares will be outstanding immediately after the tender offer. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of the shares without materially affecting the market price.

     ANI does not believe that the purchase of shares in the tender offer will cause the remaining shares to be delisted from the OTC Bulletin Board. The tender offer is conditioned upon there not being any reasonable likelihood, in ANI's reasonable judgment, that the consummation of the tender offer and the purchase of shares will cause the shares to be delisted from the OTC Bulletin Board. See Section 7.

     ANI's common stock is registered under the Exchange Act, which requires, among other things, that ANI furnish information to its stockholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of stockholders. ANI believes that the purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon there not being any reasonable likelihood, in ANI's reasonable judgment, that the consummation of the tender offer and the purchase of shares will cause its common stock to be eligible for deregistration under the Exchange Act. See Section 7.

PLANS AND PROPOSALS.

     Except as disclosed herein, or as may occur in the ordinary course of its business, ANI currently has no plans or proposals that relate to or would result in:

     - an extraordinary transaction, such as a merger, reorganization or liquidation, involving ANI or any of its subsidiaries;

     - a purchase, sale or transfer of a material amount of ANI's assets;

     - any material change in ANI's present dividend rate or policy, indebtedness or capitalization;

     - any change in ANI's present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

     - any other material change in ANI's corporate structure or business;

     - ANI's common stock being delisted from the OTC Bulletin Board;

     - ANI's common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

     - the suspension of ANI's obligation to file reports pursuant to Section 15(d) of the Exchange Act;

     - the acquisition by any person of additional securities of ANI, or the disposition of securities by ANI; or

     - any changes in ANI's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of ANI.

     ANI reserves the right to change its plans and intentions at any time, as it deems appropriate.

SECTION 3.      PROCEDURES FOR TENDERING SHARES.

PROPER TENDER OF SHARES.

     For shares to be tendered properly under the tender offer, (1) the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and signed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an "agent's message" (as defined below) or a specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of The Depository Trust Company, referred to as the "book-entry transfer facility," and any other documents required by the letter of transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this offer to purchase, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     Odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1. Stockholders may tender shares subject to the condition that a specified minimum number of shares must be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the letter of transmittal and, if applicable, in the notice of guaranteed delivery. It is the tendering stockholder's responsibility to determine the minimum number of shares to be purchased. STOCKHOLDERS SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE TENDER OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Section 6 and Section 13.

     Stockholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the depositary.

SIGNATURE GUARANTEES AND METHOD OF DELIVERY.

     No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in book-entry transfer facility, whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal, or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act, as amended. See Instruction 1 of the letter of transmittal. If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

     Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and signed letter of transmittal or a manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer or a specific acknowledgement in the case of a tender through the Automated Tender Offer Program (ATOP), and any other documents required by the letter of transmittal. The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

BOOK-ENTRY DELIVERY.

     The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) a properly completed and signed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an agent's message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that ANI may enforce such agreement against such participant.

     Participants in the book-entry transfer facility may tender their shares in accordance with ATOP to the extent it is available to them for the shares they wish to tender. A stockholder tendering through ATOP must expressly acknowledge that the stockholder has received and agreed to be bound by the letter of transmittal and that the letter of transmittal may be enforced against that stockholder.

FEDERAL BACKUP WITHHOLDING TAX.

     Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are exempted from the backup withholding and reporting requirements rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the depositary. See Instructions 13 and 14 of the letter of transmittal.

     To prevent federal backup withholding tax equal to 28% of the gross payments made to stockholders for shares purchased under the tender offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the depositary with the stockholder's correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the letter of transmittal. For a discussion of United States federal income tax consequences to tendering stockholders, see Section 13.

FEDERAL INCOME TAX WITHHOLDING ON FOREIGN STOCKHOLDERS.

     Even if a foreign stockholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the depositary will withhold United States federal income taxes at a rate of 28% of the gross payment payable to a foreign stockholder or his or her agent unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States or that such proceeds are subject to capital gains treatment. For this purpose, a foreign stockholder is any stockholder that is not a "United States holder" (as defined in Section 13). In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed IRS Form W-8BEN or any other equivalent form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly completed and executed IRS Form W-8ECI or any other equivalent form. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the "Section 302 tests" for capital gains treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

     Foreign stockholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure. See Instructions 13 and 14 of the letter of transmittal.

GUARANTEED DELIVERY.

     If a stockholder wishes to tender shares under the tender offer and the stockholder's share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     - the tender is made by or through an eligible guarantor institution;

     - the depositary receives by hand, mail, overnight courier, or facsimile transmission, before the expiration date, a properly completed and signed notice of guaranteed delivery in the form ANI has provided with this document, including (where required) a guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

     - the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary's account at the book-entry transfer facility, together with a properly completed and signed letter of transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent's message, and any other documents required by the letter of transmittal, are received by the depositary within three trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

RETURN OF UNPURCHASED SHARES.

     If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by share certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.

     All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by ANI, in its sole discretion, and ANI's determination will be final and binding on all parties. ANI reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which ANI determines may be unlawful. ANI also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and ANI's interpretation of the terms of the tender offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by ANI. Neither ANI nor any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

TENDERING STOCKHOLDER'S REPRESENTATIONS AND WARRANTIES; ANI'S ACCEPTANCE CONSTITUTES AN AGREEMENT.

     A tender of shares under any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to ANI that (1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the period during which shares are accepted (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. ANI's acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and ANI upon the terms and conditions of the tender offer.

LOST OR DESTROYED CERTIFICATES.

     Stockholders whose share certificate for part or all of their tendered shares have been lost, stolen, misplaced or destroyed may contact Corporate Stock Transfer, the transfer agent for ANI shares, at (303) 282-4800 for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the letter of transmittal and affidavit of lost certificate in order to receive payment for shares that are tendered and accepted for payment. A bond will be required to be posted by the stockholder to secure against the risk that the share certificates may be subsequently recirculated, provided, however, that stockholders who hold less than 100 shares of ANI common stock will not be required to post a bond so long as they submit an affidavit of lost stock certificate. Stockholders are urged to contact Corporate Stock Transfer immediately in order to permit timely processing of this documentation. Share certificates, together with a properly completed and signed letter of transmittal, or a manually signed facsimile thereof, including any signature guarantees, or an agent's message, and any other required documents must be delivered to the depositary and not to ANI. Any such documents delivered to ANI will not be forwarded to the depositary and, therefore, will not be deemed properly tendered.



SECTION 4.      WITHDRAWAL RIGHTS.

     Shares tendered under the tender offer may be withdrawn at any time prior to the expiration date. Thereafter, tenders of shares under the tender offer are irrevocable.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. A notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

     If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book- entry transfer facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by ANI, in its sole discretion, whose determination will be final and binding. None of ANI, the depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

     Withdrawals may not be rescinded and any shares properly withdrawn thereafter will be deemed not properly tendered for purposes of the tender offer, unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

     If ANI extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares under the tender offer for any reason, then, without prejudice to ANI's rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on behalf of ANI, and these shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

SECTION 5.      PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of any such extension or amendment), promptly following the expiration date, ANI will accept for payment and pay for shares properly tendered and not properly withdrawn prior to the expiration date. For purposes of the tender offer, ANI will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered and not properly withdrawn, subject to the proration and conditional tender provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the shares for payment under the tender offer.

     In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, but only after timely receipt by the depositary of:

     - certificates for shares or of a timely book-entry confirmation of shares into the depositary's account at the book-entry transfer facility;

     - a properly completed and signed letter of transmittal, an agent's message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP; and

     - any other required documents.

     ANI will pay for shares purchased under the tender offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from ANI and transmitting payment to the tendering stockholders.

     In the event of proration, ANI will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, ANI does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tenders, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at ANI's expense promptly after the expiration date or termination of the tender offer without expense to the tendering stockholders. Under no circumstances will interest on the purchase price be paid by ANI regardless of any delay in making the payment. In addition, if certain events occur, ANI may not be obligated to purchase shares under the tender offer. See Section 7.

     ANI will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased in the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the letter of transmittal.

         Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the substitute Form W-9 included with the letter of transmittal may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the stockholder or other payee under the tender offer. See Section 3. Also see Section 13 regarding United States federal income tax consequences for foreign stockholders.

SECTION 6.        CONDITIONAL TENDER OF SHARES.

     Subject to the exceptions for odd lot holders, in the event of an over-subscription of the tender offer, shares tendered prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a letter of transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the letter of transmittal. Each stockholder is urged to consult with his or her own financial or tax advisor.

     Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the tender offer expires, if more than 1,058,823 shares (or such greater number of shares as ANI may elect to purchase) are properly tendered and not properly withdrawn and ANI must prorate its acceptance of and payment for tendered shares, ANI will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder (tendered pursuant to a letter of transmittal) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender pursuant to the letter of transmittal and regarded as withdrawn as a result of proration will be returned promptly after the expiration date without any expense to the stockholder.

     After giving effect to these withdrawals, ANI will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 1,058,823 (or such greater number of shares as ANI may elect to purchase) then, to the extent feasible, ANI will select enough of the conditional tenders that would otherwise have been withdrawn to permit ANI to purchase 1,058,823 shares (or such greater number of shares as ANI may elect to purchase). In selecting among the conditional tenders, ANI will select by random lot treating all tenders by a particular taxpayer as a single lot and will limit its purchase in each case to the designated minimum of shares to be purchased. Conditional tenders will be selected by lot only from stockholders who tender all of their shares.

SECTION 7.        CONDITIONS OF THE TENDER OFFER.

     Notwithstanding any other provision of the tender offer, ANI will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act if, at any time on or after July 26, 2005 and before the expiration date, any of the following events shall have occurred (or shall have been determined by ANI to have occurred) that, in ANI's reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the tender offer or with acceptance for payment:

     (1) there shall have been threatened, instituted or become pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer, or (b) in ANI's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of ANI and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of ANI or any of its subsidiaries or materially impair ANI's ability to purchase up to 1,058,823 shares in the tender offer;

     (2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or ANI or any of its subsidiaries, by any court or any authority, agency or tribunal that, in ANI's reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (b) delay or restrict the ability of ANI, or render ANI unable, to accept for payment or pay for some or all of the shares, or (c) materially and adversely affect the business, condition (financial or other), income, operations or prospects of ANI and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of ANI or any of its subsidiaries;

     (3) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union, (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in ANI's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) any significant decrease in the market price of the shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of ANI, have a material adverse effect on the business, condition (financial or other), income, operations or prospects of ANI and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of ANI or any of its subsidiaries, (f) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof, or (g) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by a material amount (including, without limitation, an amount greater than 10%) from the close of business on July 26, 2005;

     (4) a tender or exchange offer for any or all of the shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving ANI or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

     (5) ANI learns that (a) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before July 26,
2005), or (b) any entity, group or person who has filed a Schedule 13D or
Schedule 13G with the Commission on or before July 26, 2005 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of the outstanding shares;

     (6) any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire ANI or any of its shares of common stock, or has made a public announcement reflecting an intent to acquire ANI or any of its subsidiaries or any of the respective assets or securities of ANI and its subsidiaries;

     (7) any change or changes have occurred or are threatened in ANI or ANI's subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in the reasonable judgment of ANI, materially impairs ANI's ability to purchase up to 1,058,823 shares in the tender offer to ANI; or

     (8) there shall be any reasonable likelihood, as determined by ANI in its reasonable judgment, that the consummation of the tender offer and the purchase of the shares will cause the shares to be delisted from the OTC Bulletin Board or to be eligible for deregistration under the Exchange Act.

     The foregoing conditions are for the sole benefit of ANI and may be asserted by ANI regardless of the circumstances giving rise to any of these conditions, and may be waived by ANI, in whole or in part, at any time and from time to time, before the expiration date, in its sole discretion. ANI 's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time, before the expiration date. In certain circumstances, if ANI waives any of the conditions described above, ANI may be required to extend the expiration date. Any determination or judgment by ANI concerning the events described above will be final and binding on all parties.

     Further, in the event ANI has not satisfied its senior lender's conditions to lending the funds necessary to purchase shares in the tender offer at the time of borrowing, ANI will be required to attempt to negotiate revised conditions with its senior lender, obtain alternative financing and extend the expiration date of the tender offer, reduce the number of shares to be purchased in the tender offer, or terminate the tender offer. See Section 9. ANI expects to satisfy the conditions precedent to lending and to borrow an amount necessary to purchase the full amount of the shares offered hereby.


SECTION 8.        PRICE RANGE OF SHARES; DIVIDENDS.

     The shares are traded and quoted on the OTC Bulletin Board, under the trading symbol "ANII.OB." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share on the OTC Bulletin Board, as applicable.

                                                                HIGH      LOW

         FISCAL YEAR ENDED SEPTEMBER 30, 2003
              First Quarter...............................     $1.19     $0.48
              Second Quarter..............................      1.00      0.44
              Third Quarter...............................      1.49      0.50
              Fourth Quarter..............................       .75      0.35
         FISCAL YEAR ENDED SEPTEMBER 30, 2004
              First Quarter...............................     $0.75     $0.42
              Second Quarter..............................      1.05      0.55
              Third Quarter...............................      5.25      1.20
              Fourth Quarter..............................      4.70      2.30
         FISCAL YEAR ENDING SEPTEMBER 30, 2005
              First Quarter...............................     $4.10     $2.15
              Second Quarter..............................      4.95      3.25
              Third Quarter...............................      4.70      3.25

     On July 25, 2005, the last trading day before the date of commencement of the tender offer, the closing price of the shares on the OTC Bulletin Board was $3.51 per share. Stockholders are urged to obtain current market quotations for the shares. As of July 22, 2005, there were approximately 1,650 record holders of ANI's common stock.

     No dividends have been declared by ANI in the prior three years. It is not likely that dividends will be declared in the fiscal year ending September 30, 2005. Under its current loan agreement, ANI may not declare any dividends without the consent of its lender. Subject to obtaining the lender's consent, the determination of the payment of dividends in the future will be within the discretion of the ANI board of directors and will depend on its earnings, capital requirements and operating and financial condition, among other factors.

SECTION 9.        SOURCE AND AMOUNT OF FUNDS.

     Assuming ANI purchases 1,058,823 shares in the tender offer at the purchase price of $4.25 per share, $4,500,000 will be required to purchase such shares. ANI will obtain the funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses, by borrowing up to $4,500,000 under its binding senior secured credit facility with CapitalSource Finance LLC. ANI has executed an amendment to its existing credit facility whereby CapitalSource has agreed to provide ANI with a revolving credit line in an amount up to $2,500,000 and a term loan in an amount up to $4,000,000 subject to the terms and conditions contained in our agreements with our senior lender. The term of each of the revolver and the term loan is three years from July 2005. The revolver bears interest at the applicable prime rate plus 0.5% (subject to a floor of 6.25%) and the term loan bears interest at the applicable prime rate plus 3% (subject to a floor of 8.75%). Principal under the revolver will vary daily depending upon draws and cash collection of the Company and interest will be due and payable monthly. Principal under the term loan will be amortized and paid on a quarterly basis over a three year period subject to an obligation that 50% of ANI's excess cash flow (as defined in the loan agreement) shall be applied annually, commencing with the fiscal year ending September 30, 2006, to prepay outstanding amounts under the term loan. Interest on the term loan is payable monthly. ANI intends to repay amounts borrowed under the credit facility for the purchase of shares tendered in the tender offer with available cash flow.

     The credit facility is guaranteed by ANI's subsidiaries and is secured by all the assets of ANI and its subsidiaries and all of the capital stock of ANI's subsidiaries. A default rate will apply in the event of a default on any loans under the credit agreement at a rate per annum of 3.0% above the then applicable rate of interest.

     The credit agreement contains representations, warranties and conditions to borrowing, covenants and events of default customary for facilities of this nature. Among the financial covenants contained in the credit agreement, ANI is required to maintain compliance with a minimum "fixed charge coverage ratio," maximum "senior leverage ratio", and "capital expenditures" and a minimum "EBITDA" requirement (as such terms are defined in the credit agreement). All borrowings under the credit facility are subject to conditions precedent that include, among other things, requirements relating to prior notice of borrowing, the accuracy of representations and warranties contained in the credit agreement and the absence of any "default" or "event of default" (as such terms are defined in the credit agreement).

     If the conditions precedent in the credit agreement are not fully satisfied to ANI's senior lender's satisfaction at the time of borrowing, ANI will be required to attempt to negotiate revised conditions with its senior lender, obtain alternative financing and extend the expiration date of the tender offer, reduce the number of shares to be purchased in the tender offer, or terminate the tender offer. ANI expects to satisfy the conditions precedent to lending and to borrow an amount necessary to purchase the full amount of the shares offered hereby. ANI does not currently have available alternative arrangements or plans to finance the tender offer. In the event ANI purchases up to an additional 2% of its shares outstanding, it will be required to obtain the consent of CapitalSource and use its working capital to pay for such shares.

     The foregoing description is qualified in its entirety by reference to the CapitalSource credit agreement, as amended, a copy of which is filed as an exhibit to the Schedule TO in which this document has been filed with the Commission and is incorporated by reference herein.

SECTION 10.  CERTAIN INFORMATION CONCERNING ANI.

GENERAL.

     ANI is a private label contract manufacturer of vitamins and supplements. Through its wholly-owned subsidiary, Bactolac Pharmaceutical, Inc. ("Bactolac"), ANI formulates, manufactures, coats and packages encapsulated and compressed tablets, powder blended vitamins and related nutritional supplements. To support continuing sales increases, in the fall of 2000, Bactolac's operations were moved to a state of the art, approximately 32,700 square foot facility in Hauppauge, New York. Recent investments in high-tech lab equipment, high speed manufacturing equipment, in-house thin film coating equipment and flexible packaging equipment have resulted in faster turn around and greater control of the quality and production processes. During the third quarter of fiscal 2004, Bactolac entered into a five-year lease with an unrelated party for an additional 29,000 square foot facility, to provide additional manufacturing, materials handling and lab space in a building adjacent to the existing facility. Bactolac provides private label contract manufacturing services, with over 1,000 different formulations of vitamins and supplements to various companies engaged in the marketing and distribution of vitamins, mineral supplements, herbs and other health and nutrition consumer products.

     Bactolac's growth and profitability have been driven by its reputation for creating exciting, innovative formulas including weight loss, sport nutrition, energy products, antioxidants, formulas designed specifically for men, women and children, stress formulas, relaxation formulas, life extension, immune enhancement, brain products, cleansing products, cholesterol products, liver formulas, heart formulas and hundreds of herbal remedies. Additionally, Bactolac custom formulates products in response to, and in conjunction with, customer demand. Bactolac strives to provide high quality nutritional products that promote the health and vitality of its users.

     ANI's near term strategy is to continue to grow Bactolac, thereby improving ANI's financial position, generating positive cash flow, and becoming consistently profitable. ANI believes that it can successfully implement this strategy by continuing in its aggressive efforts to obtain new customers, focusing on expanded sales opportunities with our existing customers and through emphasizing its competitive manufacturing operations while at the same time maintaining a stringent cost containment program. ANI may also consider possible opportunities to sell the Company and has had conversations with third parties concerning such a transaction, none of which has resulted in a binding commitment or offer that the Company has pursued. ANI may also consider strategic acquisition opportunities in the manufacturing and distribution segments of the nutritional industry. ANI intends to continue to consider other strategic initiatives to enhance stockholder value.

     ANI was incorporated in Texas in March 2000 to acquire and become the holding company for Nutrition For Life International, Inc., in a tax-free reorganization. In November 1999, Nutrition For Life International acquired all of the capital stock of Bactolac and in December 1999 Nutrition For Life International acquired all of the capital stock of ASH Corp. and they became wholly-owned subsidiaries. On June 13, 2001, ANI completed the sale of Nutrition For Life International, while retaining Bactolac and ASH Corp. On March 23, 2004, ANI completed the sale of substantially all of the assets and operations of our subsidiary, ANI Pharmaceuticals, Inc., formerly also referred to as ASHCO or ASH Corp., to an unrelated third party.

     ANI's principal office is located at 106 South University Blvd., Unit 14, Denver, Colorado 80209 and its telephone number is (303) 722-4008. ANI's websites are www.advancednutraceuticals.com and www.anii.cc. Except for ANI's filings with the SEC, information contained on ANI's web sites does not comprise a part of this Schedule TO. ANI's filings with the SEC are available on its website.

AVAILABLE INFORMATION.

     ANI is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information relating to its business, financial condition and other matters. ANI is required to disclose in these periodic reports certain information, as of particular dates, concerning the ANI directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of ANI and any material interest of such persons in transactions with ANI. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, ANI has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 100 F. EStreet, N.E., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to the Public Reference Section at 100 F.
Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains periodic reports and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

SECTION 11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of July 22, 2005, ANI had 5,483,998 issued and outstanding shares, excluding 1,250,000 shares of common stock reserved for issuance under its 1995 Stock Option Plan, of which 947,021 shares are subject to outstanding options. The 1,058,82 shares that ANI is offering to purchase represent approximately 19% of the shares outstanding on July 22, 2005.

     As of July 22, 2005, the directors and executive officers of ANI as a group (six persons) beneficially owned 4,667,129 shares (which number includes 635,417 shares issuable upon exercise of options which are exercisable within 60 days of July 22, 2005) or 76.3% of the total outstanding shares on that date. ANI's directors, executive officers and their affiliates have advised that they intend to tender 2,496,724 of their shares in the tender offer. Such intentions by these individuals may be subject to change during the tender period based upon factors such as the level of shares being tendered and the holder's financial decisions at the time. The following table sets forth, as to each director or executive officer, (1) the number of shares and percentage beneficially owned as of July 22, 2005 (including shares under exercisable options) and (2) assuming ANI purchases 1,058,823 shares of common stock and that all of the shares tendered by ANI's directors, executive officer and their affiliates are purchased under the tender offer, the percentage beneficially owned after consummation of the tender offer.

                                                                                 PERCENTAGE OF SHARES
                                                                                   BENEFICIALLY OWNED


                                                                 NUMBER OF       BEFORE         AFTER
       BENEFICIAL OWNER                    POSITION             SHARES OWNED    THE OFFER     THE OFFER
Dr. Pailla M. Reddy (1)          Chairman of the Board of       2,831,140          48.4           51.3
7 Oser Avenue                    Directors
Hauppauge, NY 11788

Gregory Pusey (2)                President, Chief Executive     1,062,605          19.3           16.9
106 S. University, No. 14        Officer and a Director
Denver, CO 80209

Jeffrey G. McGonegal (3)         Senior Vice President -          318,363           5.7            5.6
1905 West Valley Vista Drive     Finance
Castle Rock, CO 80109

Randall D. Humphreys (4)         Director                         386,270           7.0            8.2
9150 Glenwood
Overland Park, KS 66212

F. Wayne Ballenger (5)           Director                          43,750            .8            1.0
3134 Meadway Drive
Houston, TX 77082

David E. Welch (6)               Director                          25,001            .5             .5
1729 E. Otero Avenue
Centennial, CO 80122

All directors and officers as                                   4,667,129          76.3           76.8
a group (six persons)

     *    Represents less than 1% of the total number of outstanding shares.

     (1) Includes options to acquire (i) 75,000 shares of common stock at $1.16 per share, (ii) 66,667 shares of common stock at $.506 per share,
          (iii) 100,000 shares at $.715, (iv) 50,000 shares of common stock at $.792 per share and 70,000 shares of common stock at $4.345 per share . Does not include options to acquire 33,333 shares at $.506 per share which become exercisable in September 2005.

     (2) Includes 20,328 shares held by his wife, individually and as custodian for their minor children, 670,085 shares held by Cambridge Holdings, Ltd., a corporation in which he is a principal stockholder, and options to acquire (i) 12,500 shares of common stock at $11.36 per share and 60,000 shares of common stock at $4.345 per share. Does not include options to acquire 25,000 shares at $.506 per share which become exercisable in September 2005.

     (3) Includes 2,663 shares held in the name of McGonegal Family Partnership and options to acquire (i) 25,000 shares of common stock at $9.00 per share (ii) 25,000 shares at $2.25 per share and 60,000 shares of common stock at $3.95 per share. Does not include options to acquire 25,000 shares at $.46 per share which become exercisable in September 2005

     (4) Includes 348,770 shares of common stock held by Glenwood Capital Partners I, LP, a partnership in which he is the general partner, and options to acquire (i) 12,500 shares of common stock at $1.26 per share, (ii) 6,667 shares of common stock at $.46 per share, (iii) 3,333 shares at $.52 per share, (v) 5,000 shares at $.72 per share and 10,000 shares of common stock at $3.95 per share. Does not include options to acquire 3,333 shares at $.46 per share, which become exercisable in September 2005, nor options to acquire 6,667 shares at $.52 per share which become exercisable 3,334 in December 2005 and 3,333 in December 2006.

     (5) Includes options to acquire (i) 6,250 shares of common stock at $11.36 per share, (ii) 12,500 shares at $1.16 per share, (iii) 6,667 shares at $.46 per share, (iv) 3,333 shares at $.52 per share, (v) 5,000 shares at $.72 and 10,000 shares of common stock at $3.95 per share. Does not include options to acquire 3,333 shares at $.46 per share which become exercisable in September 2005, nor options to acquire 6,667 shares at $.52 per share which become exercisable 3,334 in December 2005 and 3,333 in December 2006.

     (6) Includes options to acquire 10,000 shares of common stock at $3.95 per share. Does not include options to acquire 3,333 shares at $.63 per share which become exercisable in February 2006, nor options to acquire 6,666 shares at $.52 per share which become exercisable 3,333 in December 2005 and 3,333 in December 2006.

     (7)  See footnotes 1 through 6.

AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS.

     In connection with the acquisition of Bactolac in 1999, ANI entered into a two-year employment agreement with Dr. Pailla M. Reddy, the President of Bactolac and our current Chairman of the Board. In November 2001, a new two-year agreement was signed and in March 2003 an amendment to the agreement was signed, extending the employment term to November 2005. Dr. Reddy currently receives an annual salary of $250,000 and may receive a performance bonus at our board's discretion. He is also entitled to continued use of the vehicle that is leased by Bactolac.

     In February 2003, ANI entered into an employment agreement with Jeffrey G. McGonegal, Senior Vice President -- Finance, for a two year term with right of renewal under which he currently receives an annual salary of $150,000 and may receive a performance bonus at our board's discretion.

     ANI's 1995 Stock Option Plan as amended provides for a total of 1,250,000 shares of common stock to be reserved for the grant of options to purchase common stock. The terms of the options generally provide for grants by the ANI board of directors at fair market value and such options are subject to vesting and expire if an employee leaves the Company. At July 22, 2005, there were 947,021 shares reserved for the grant of outstanding options under the plan.

     Based on ANI's records and on information provided to ANI by its directors, executive officers, affiliates and subsidiaries, neither ANI nor any of its affiliates or subsidiaries nor, to the best of knowledge of ANI, any of ANI or its subsidiaries' directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the shares during the 60 days prior to July 22, 2005, other than regular purchases under the ANI 1995 Stock Option Plan.

     Glenwood Capital Partners I, LP, a partnership in which Randall D. Humphreys, a director of ANI, is the general partner, has informed ANI that it anticipates selling approximately 24,000 shares of ANI common stock it owns either as part of the tender offer or possibly prior to then in the open market.

     ANI has had a number of discussions with third parties about a possible sale of ANI. None of these discussions has led to a binding commitment or an offer that ANI believes to be in the best interests of the stockholders of ANI. Additional discussions may be held concerning a possible sale of ANI, which at some future date may result in entering into a possible sale transaction. Currently, no estimate can be made regarding the possibility that such discussions may lead to a possible sale of the Company.

     Except as otherwise described in this Offer to Purchase or as described in ANI's most recent proxy statement, neither ANI nor, to the best knowledge of ANI, any of ANI's affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of ANI's securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

SECTION 12.    LEGAL MATTERS; REGULATORY APPROVALS.

     Except as described above, ANI is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by ANI as contemplated by the tender offer. Should any approval or other action be required, ANI presently contemplates that it will seek that approval or other action. ANI is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of ANI under the tender offer to accept for payment and pay for shares is subject to conditions. See Section 7.

SECTION 13.  U.S. FEDERAL INCOME TAX CONSEQUENCES.

GENERAL.

     The following summary describes the material United States federal income tax consequences relating to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, S corporations, expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a "functional currency" other than the United States dollar, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. You should consult your tax advisor as to the particular tax consequences to you of participation in this tender offer. Those stockholders who do not participate in the tender offer should not incur any United States federal income tax liability from the exchange.

     In addition, except as otherwise specifically noted, this summary applies only to holders of shares that are "United States holders." For purposes of this discussion, a "United States holder" means a holder of shares that for United States federal income tax purposes is:

     - a citizen or resident of the United States;

     - a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

     Holders of shares who are not United States holders ("foreign stockholders") should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

     Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

CHARACTERIZATION OF THE PURCHASE.

     The purchase of a United States holder's shares by ANI under the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from ANI.

     Under Section 302 of the Code, a United States holder whose shares are purchased by ANI under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

     - results in a "complete termination" of the United States holder's equity interest in ANI;

     - results in a "substantially disproportionate" redemption with respect to the United States holder; or

     - is "not essentially equivalent to a dividend" with respect to the United States holder.

     Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

TREATMENT OF TENDER OFFER AS SALE OR EXCHANGE.

     If a United States holder satisfies any of the Section 302 tests explained below, the United States holder will be treated as if it sold its shares to ANI and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefore. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by ANI under the tender offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by ANI from a United States holder under the tender offer.

TREATMENT OF TENDER OFFER AS A DIVIDEND OR DISTRIBUTION.

     If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by ANI under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by ANI under the tender offer will be treated as a distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable as a dividend to the extent of the United States holder's share of the available current and accumulated earnings and profits (within the meaning of the Code) of ANI. To the extent the amount exceeds the United States holder's share of the available current and accumulated earnings and profits of ANI, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by ANI under the tender offer is treated as the receipt by the United States holder of a dividend, the United States holder's remaining adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

     The Jobs and Growth Tax Reconciliation Act of 2003 significantly altered the treatment of dividends and long-term capital gains of individuals. Under this legislation, individuals will be taxed at a maximum rate of 15% if the repurchase is treated either as a dividend or as a sale or exchange resulting in long-term capital gain. The rate applicable to individuals with taxable income below $68,800 (if single) or $114,650 (if married and filing jointly) is 5%. In order to qualify for the special rate for dividends (which are otherwise taxable at ordinary income tax rates), the shares must have been held for more than 60 days during the 120 day period beginning on the date which is 60 days before the date on which such share becomes ex-dividend with respect to such dividend (in this case, prior to the repurchase date) and the taxpayer cannot be under an obligation (pursuant to a short sale of otherwise) to make related payments with respect to positions in substantially similar or related property. Finally, to the extent that a redemption is treated as a dividend, and the dividends paid (or amounts treated as dividends for tax purposes) (x) in any 85 day period exceed 10%, or (y) in any 365 day period, exceed 20% of the taxpayer's basis (or, in certain cases, the fair market value of such shares), then any subsequent loss on the sale or exchange of the shares shall be treated, to that extent, as long term capital loss. As such, these changes may impact the tax consequences of this tender offer to certain United States holders.

CONSTRUCTIVE OWNERSHIP OF STOCK AND OTHER ISSUES.

     In applying each of the Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of
Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security (such as the convertible securities). A stockholder in a corporation is treated as owning that stockholder's proportionate share of any stock owned, directly or indirectly, by that corporation only if the stockholder actually or constructively owns 50 percent or more of the value of the stock of the corporation. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under the tender offer qualifies for sale treatment in their particular circumstances.

     Contemporaneous dispositions or acquisitions of stock by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 have been satisfied. Additionally, ANI cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders under the tender offer will cause ANI to accept fewer shares than are tendered. Therefore, no assurance can be given that ANI will purchase a sufficient number of a United States holder's shares under the tender offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

SECTION 302 TESTS.

     One of the following tests must be satisfied in order for the purchase of shares by ANI under the tender offer to be treated as a sale or exchange for federal income tax purposes:

     Complete Termination Test.   The purchase of a holder's shares by ANI under
the tender offer will result in a "complete termination" of the holder's equity interest in ANI if all of the shares that are actually or constructively owned by the holder are sold under the tender offer, provided that no shares of any other class of stock in ANI are actually or constructively owned by the holder. If the tender offer is prorated, the shares not purchased due to such proration must be taken into account in determining whether a "complete termination" has occurred. With respect to shares owned by certain related individuals, the holder may be entitled to and may waive, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the holder. Holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

     Substantially Disproportionate Test.   The purchase of a holder's shares by
ANI under the tender offer will result in a "substantially disproportionate" redemption with respect to the holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the holder immediately before the purchase (treating as outstanding all shares purchased under the tender offer). For those holders who also own ANI common stock, the "substantially disproportionate" test will not be satisfied unless the holder's ownership of common stock immediately after completion of the tender offer is less than 80 percent of that owned immediately before the completion of the tender offer.

     Not Essentially Equivalent to a Dividend Test.   The purchase of a holder's
shares by ANI under the tender offer will be treated as "not essentially equivalent to a dividend" if the reduction in the holder's proportionate interest in ANI as a result of the purchase constitutes a "meaningful reduction" given the holder's particular circumstances. Whether the receipt of cash by a stockholder who sells shares under the tender offer will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that the redemption of any amount of stock that is nonvoting, nonconvertible and limited and preferred as to dividends and in liquidation (such as the Cumulative Exchangeable Preferred Stock) represents a meaningful reduction of the stockholder's proportionate interest in the corporation if the stockholder does not own stock of any other class. Holders should consult their tax advisors as to the application of this test in their particular circumstances.

CORPORATE STOCKHOLDER DIVIDEND TREATMENT.

     In the case of a corporate United States holder, to the extent that any amounts received under the tender offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to the tender offer that is treated as a dividend will constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to the tender offer, and to the tax consequences of dividend treatment in their particular circumstances.

FOREIGN STOCKHOLDERS.

     Generally, the depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid under the tender offer to a foreign stockholder (as defined in Section 3) or his agent, unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding otherwise applies or that proceeds received by the foreign stockholder are entitled to capital gains treatment. See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign stockholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld. Foreign stockholders generally will not be subject to United States federal income or withholding tax on any gain realized on the purchase of shares by ANI in the tender offer unless (i) the gain is effectively connected with the conduct by such foreign stockholder of a trade or business in the United States (in which case the branch profits tax discussed below may also apply if the foreign stockholder is a corporation); or (ii) the foreign stockholder is an individual and is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met; or (iii) ANI is or has been a U.S. real property holding corporation (a "USRPHC") for United States federal income tax purposes (which ANI does not believe that it has been, currently is, or will likely become) at any time within the shorter of the five-year period preceding the purchase and such foreign stockholder's holding period. Even if ANI were or were to become a USRPHC at any time during this period, gains realized upon the purchase pursuant to the tender offer by a foreign stockholder that did not directly or indirectly own more than 5% of the shares during this period generally would not be subject to United States federal income tax, provided that the shares are "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code). ANI believes that the shares are and at the time the shares would be purchased pursuant to the tender offer will be considered to be "regularly traded on an established security market." If a foreign stockholder does not satisfy any of the Section 302 tests explained above, the purchase of a foreign stockholder's shares by ANI under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the foreign stockholder. Instead, the entire amount received by the foreign stockholder with respect to the purchase of its shares by ANI under the tender offer will be treated as a distribution to the foreign stockholder with respect to its shares under Section 301 of the Code, and treated as a dividend to the extent of the foreign stockholder's allocable share of the available current and accumulated earnings and profits (within the meaning of the Code) of ANI. Dividends paid to foreign stockholders are subject to United States withholding tax at a rate of 30% of the gross amount of the dividend or, if applicable, a lower treaty rate, unless the dividend is effectively connected with the conduct of a trade or business in the United States by a foreign stockholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such foreign stockholder) and an IRS form that is available from the depositary is filed with ANI. A dividend that is effectively connected with the conduct of a trade or business in the United States by a foreign stockholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such foreign stockholder) will be exempt from the withholding tax described above and subject instead (i) to the United States federal income tax on net income that generally applies to United States persons and (ii) with respect to corporate holders under certain circumstances, a 30% (or, if applicable, a lower treaty rate) branch profits tax that in general is imposed on its "effectively connected earnings and profits" (within the meaning of the Code) for the taxable year, as adjusted for certain items.

STOCKHOLDERS WHO DO NOT RECEIVE CASH UNDER THE TENDER OFFER.

     Stockholders whose shares are not purchased by ANI under the tender offer should not incur any United States federal income tax liability as a result of the completion of the tender offer.

BACKUP WITHHOLDING.

     See Section 3 with respect to the application of United States federal backup withholding tax.

TAX RETURN DISCLOSURE AND INVESTOR LIST REQUIREMENTS.

     Treasury regulations generally require a stockholder that recognizes a loss on the exchange of shares pursuant to the tender offer that exceeds $2 million for individuals, $5 million for partnerships and S corporations, and $10 million for corporations to disclose the transaction and certain other information on IRS form 8886. The regulations also require "material advisors" to such a transaction maintain records (including participant lists) and furnish such records to the IRS on demand. Significant penalties may be imposed for failure to comply with these requirements.

     Final regulations have been issued by the Treasury Department clarifying the types of transactions subject to these disclosure and list maintenance rules. As these rules are relatively new, it remains unclear how they will apply to a sale of shares pursuant to the tender offer. Stockholders should consult their tax advisors with regard to any possible disclosure obligations with respect to their exchange of shares.

     Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including without limitation the applicability and effect of the constructive ownership rules, any state, local and foreign tax laws, and any proposed changes in applicable tax laws.

SECTION 14.  EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT.

     ANI expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by ANI to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. ANI also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of termination or postponement. ANI's reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that ANI must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, ANI further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by ANI to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer.

     Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which ANI may choose to make a public announcement, except as required by applicable law, ANI shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.

     If ANI materially changes the terms of the tender offer or the information concerning the tender offer, ANI will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (1) ANI increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and, (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such ten business day period.

SECTION 15.  FEES AND EXPENSES.

     ANI has retained Corporate Stock Transfer to act as depositary in connection with the tender offer. The depositary will receive reasonable and customary compensation for its services as depositary, will be reimbursed by ANI for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the U.S. federal securities laws.

     No fees or commissions will be payable by ANI to brokers, dealers, commercial banks or trust companies for soliciting tenders of shares under the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. ANI, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of ANI or the depositary for purposes of the tender offer. ANI will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this document and Instruction 7 in the letter of transmittal.

SECTION 16.     MISCELLANEOUS.

         ANI is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If ANI becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, ANI will make a good faith effort to comply with the applicable law. If, after such good faith effort, ANI cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

         Pursuant to Rule 13e-4(c)(2) under the Exchange Act, ANI has filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning ANI.

         July 26, 2005

     The letter of transmittal and share certificates and any other required documents should be sent or delivered by each stockholder or that stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

                     THE DEPOSITARY FOR THE TENDER OFFER IS:

                            CORPORATE STOCK TRANSFER
                       3200 Cherry Creek Drive, Suite 430
                                Denver, CO 80209
                                 (303) 282-4800
                              (303) 282-5800 (fax)




     Questions or requests for assistance or additional copies of this offer to purchase, the letter of transmittal and the notice of guaranteed delivery may be directed to the depositary or to the Company. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.